Exhibit 10(jj)

February 8, 2001

Joseph T. Gorman
1900 Richmond Road
Cleveland, Ohio 44124

Dear Joe:

This letter sets forth our agreement regarding the terms and conditions of your retirement from TRW. Please review it carefully to make sure we are in complete agreement.

Resignation and Retirement

Upon your recommendation, the Board of Directors of the Company have accepted your resignation as Chief Executive Officer of TRW, effective February 1, 2001. Your employment with TRW will terminate on April 1, 2001 (referred to in this letter variously as your “termination of employment,” the “date of termination,” or the “date your employment terminates”). Your retirement date will be April 2, 2001. The Board of Directors has also accepted your resignation as Chairman of the Board of Directors of TRW, effective July 31, 2001.

Consulting Agreement

You will serve as a Consultant to TRW for a period of two years beginning April 2, 2001, subject to the terms of the Consulting Agreement attached hereto as Exhibit A, a copy of which I have executed and delivered to you on behalf of TRW.

Benefits

Cash Payment. As consideration for the execution of this Agreement and your retirement prior to attaining age 65, TRW will pay you the following amounts in a lump sum on the date of your termination of employment, subject to applicable tax imputation:

•	Salary. An amount equal to $2,070,000, which represents 18 months (April 1, 2001 through September 30, 2002) of salary at your current rate.

Joseph T. Gorman
February 8, 2001

•	SIP. An amount equal to $742,000 in lieu of any SIP grant that you would have received for 2001.

•	Stock Savings Plan and Benefits Equalization Plan. An amount equal to $118,000, which represents three percent of the lump sum salary described above and your OIP payments at target.

•	Other Benefits. An amount equal to $1,206,000, which represents payment for loss of other benefits, including office space, corporate aircraft, memberships and financial planning.

Other Benefits. In addition to the above amounts, you will be provided with the following:

•	OIP Incentive. In February 2002, you will receive a payment under TRW’s Operational Incentive Plan (“OIP”) based on actual performance for the calendar year 2001 under that Plan, and in February 2003, you will receive a prorated payout under the OIP for the period from January 1, 2002 through September 30, 2002, based on target performance for the calendar year 2002 under that Plan.

•	Executive Health. TRW will make all Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premium payments on your behalf to continue medical benefits in the Executive Health Plan for eighteen months after your date of termination. You may also elect coverage through the Retiree Medical Plan upon your retirement.

•	Company Car. Your company automobile will be given to you on the date of your retirement, and you will be imputed income on the fair market value of the automobile.

•	Secretarial Support. TRW will provide you with the full-time support of an administrative assistant through October 2002.

•	Office Furnishings. You will be permitted to purchase your current office furnishings at a price equal to their fair market value.

Joseph T. Gorman
February 8, 2001

Continuing Benefits. In accordance with the existing and standard terms of the following plans, you also will be provided with the following:

•	Employee Benefit Plans. You will be provided with all benefits provided to retiring employees by the employee benefit plans of the Company in accordance with their terms in effect from time to time, including, but not limited to the key executive life insurance program, the Stock Saving Plan, the TRW Deferred Compensation Plan, the Benefits Equalization Plan, the TRW Salaried Pension Plan, and Supplemental Retirement Income Plan.

•	Stock Options. You will be vested at retirement in all outstanding stock options previously granted to you. In addition, all outstanding transferable stock options will be transferable by gift to any member of your immediate family, to a trust for the benefit of an immediate family member, or to a partnership whose beneficiaries are members of your immediate family, all in accordance with the Transferable Nonqualified Stock Option Agreements previously provided to you at the time of grant.

Benefits Terminating at Retirement

Your eligibility to qualify for all chief executive officer benefits, other than those specified under the caption “Benefits Continuing Until Resignation as Chairman of the Board” below, will cease upon your retirement from TRW, including, but not limited to:

•	Long-Term Disability

•	Company paid life insurance

•	Auto insurance

•	Home security systems, upgrades and maintenance

•	Employment Continuation Agreement

•	Use of Company loge, boxes, etc.

•	Use of Company aircraft

Benefits Continuing Until Resignation as Chairman of the Board

The following benefits will continue through the sooner of July 31, 2001 or the physical movement of your office to a new location chosen by you.

•	Current office space and administrative assistance

•	Auto maintenance

•	Use of Company garages and exercise facilities

Joseph T. Gorman
February 8, 2001

Credit Cards

You agree to return your telephone credit card and your American Express and other corporate credit cards, if any, to TRW upon termination of your employment.

Expenses

During your term as Chairman of the Board of TRW (through July 31, 2001) the Company will continue to reimburse you for first class travel and other reasonable expenses incurred while on Company business.

Officer and Director Status

Effective February 1, 2001, you will cease to be an executive officer within the definition of Rule 16a-1(f) under the Securities Exchange Act of 1934; however, you will remain subject to Section 16 through July 31, 2001 by virtue of your status as Chairman of the Board. In addition, a former executive officer continues to be subject to Section 16 for up to six months following termination of executive officer status (in your case, through July 31, 2001), and certain post-termination filing requirements exist. Please call Kathleen Weigand if you have any questions concerning Section 16. In addition, through July 31, 2001, you should continue to call Kathleen Weigand in advance of any transaction in TRW stock.

Confidentiality; Cooperation

In consideration of TRW’s agreement to provide the compensation, benefits, and payments set forth in this letter agreement:

(a)	You acknowledge that as an employee of TRW you possess confidential and proprietary information owned by TRW and you agree not to use this information or reveal it to any other person or corporation. You will not remove from TRW facilities any materials that contain TRW confidential or proprietary information.

You acknowledge that you signed a “Secrecy Agreement” and an “Employee Invention and Confidential Information Agreement,” or other confidentiality agreements while employed by TRW expressly incorporated herein by reference, and agree to be bound by such agreement(s).

Joseph T. Gorman
February 8, 2001

You acknowledge that these confidentiality agreements inure to the benefit of TRW and its successors and assigns. If you are in doubt as to the confidential and/or proprietary nature of any information, you agree that you will submit such information to TRW for a determination of its status before it is disclosed to any other person.

(b)	You agree you will not disparage, attempt to discredit, or otherwise call into disrepute TRW, its affiliates, successors, assigns, officers, Directors, employees, agents, or any of their products or services in any manner that would damage the business or reputation of TRW or its affiliates, successors, assigns, officers, Directors, employees, or agents.

(c)	You agree not to assist any party other than TRW in any litigation or investigation against TRW or its affiliates, successors, assigns, officers, Directors, employees or agents, except as required by law. You further agree that if you believe any such action is required by law, you will first afford TRW the opportunity to raise and obtain a ruling on any claim of attorney-client, work product, or other privilege or any other contractual or other defense that may be applicable.

(d)	You agree to provide your reasonable cooperation to TRW in any future lawsuit, administrative proceeding or other judicial, administrative or legislative matter in which your assistance may be desired by TRW.

(e)	You acknowledge and warrant that you are not aware of, or have fully disclosed to TRW any matters for which you were responsible or came to your attention as Chief Executive Officer of TRW that, to the best of your knowledge, no other Executive Officer of the Company is aware, which might give rise to any claim or cause of action against TRW or its subsidiaries, affiliates, successors, assigns, officers, Directors, employees and/or agents.

Joseph T. Gorman
February 8, 2001

Release

In consideration for TRW’s agreement to provide the compensation, benefits and payments set forth in this letter agreement:

(a)	You agree for yourself, your heirs, executors, administrators, successors and assigns to release and discharge forever TRW, its subsidiaries, affiliates and insurers, and their successors and assigns, officers, Directors, shareholders, employees and agents from any and all claims, charges, demands, causes of action, losses and expenses of every nature whatsoever, whether known or unknown, arising on or before the Effective Date of this Release, including, but not limited to all claims, causes of action, losses and expenses arising out of or in connection with your employment by TRW or the termination thereof, including but not limited to, breach of contract (express or implied), wrongful discharge, intentional infliction of emotional harm, defamation, libel, slander, or other tort, or violation of any federal, state or municipal statute or ordinance relating to discrimination in employment, including but not limited to Title VII of the Civil Rights Act of 1964 (42 U.S.C. §2000(e) et seq.), Americans with Disabilities Act of 1990, 42 U.S.C. §12101, and all applicable state laws.

(b)	You agree that by signing this letter, you are also knowingly and voluntarily waiving any and all claims or causes of action you may have under the Federal Age Discrimination In Employment Act of 1967 (29 U.S.C. §621 et seq.) (“ADEA”) and applicable state laws.

(c)	In signing this letter agreement, you agree to waive any rights you would have to pursue any of the claims described herein against TRW through the Company’s Alternative Dispute Resolution (ADR) process, or through any court or administrative agency; and further agree not to bring any suit or action in any court or administrative agency against any of the beneficiaries of this release arising out of or relating to the subject matter of this release.

Joseph T. Gorman
February 8, 2001

(d)	You agree that, as a condition of the payment of the compensation and benefits set forth above, on July 31, 2001, you will acknowledge that you reaffirm, as of that date, the release of any claims, as set forth in paragraphs (a), (b) and (c) immediately above.

Miscellaneous

(a)	It is important that you understand that the continued availability, after the date of this letter, of the benefits specified above is subject to (i) the continued existence of the applicable TRW benefit plans, (ii) the retention of IRS-qualified status for those plans which are currently so qualified, (iii) the terms of all applicable TRW benefit plans as such terms and conditions are in effect from time to time in the future, and (iv) changes in governing laws and regulations applicable to the benefit plans.

(b)	You acknowledge and agree that

(i)	breach of your obligations under this letter agreement, including but not limited to those specified under “Confidentiality; Cooperation” above, will constitute grounds for TRW to terminate all payments to be made to you hereunder or under the Consulting Agreement attached as Exhibit A;

(ii)	TRW’s obligations to pay money pursuant to this letter agreement are merely those of an unfunded and unsecured promise to pay money in the future, and any and all of TRW’s assets will be and remain the general, unpledged and unrestricted assets of TRW; and

(iii)	you may not borrow against TRW’s obligations to pay money to you pursuant to this letter agreement, nor may you assign or otherwise transfer TRW’s obligations hereunder, or any interest in them, and any attempt to do so will be ineffective.

(c)	It is understood that the terms of this letter agreement will be governed by the laws of the State of Ohio regardless of where either party may be domiciled.

Joseph T. Gorman
February 8, 2001

(d)	Any payments made by TRW hereunder are subject to applicable federal, state, and local tax withholding.

(e)	In the event that any provision of this letter agreement are held to be void, voidable, or unenforceable, the remaining portions hereof will remain in full force and effect.

(f)	You may wish to consult with your financial or tax advisor with regard to the tax implication of any benefits, including nonqualified benefit payments and deferrals, described in this letter agreement. You acknowledge and agree that no representations or warranties have been made to you with regard to the tax consequences of any payment provided for under this letter agreement.

(g)	The release set forth under “Release” above does not constitute a release as to any liability for a breach or default of this letter agreement.

(h)	The benefits provided hereunder are in lieu of any severance benefits to which you might otherwise be entitled under any TRW severance policy.

(i)	In the event either you or TRW breaches this agreement and the other party brings an action to enforce the agreement in a court of competent jurisdiction, the party who is finally adjudged to be prevailing shall be entitled to reasonable attorneys’ fees.

Entire Agreement

With the exception of the Consulting Agreement attached hereto as Exhibit A, you and TRW agree that this letter agreement constitutes the entire agreement and supersedes all prior agreements and understandings, whether oral or written, between you and TRW with respect to the subject matter of this agreement. You agree that the obligations of the paragraphs relating to “Confidentiality; Cooperation” and “Release” have been separately negotiated and shall survive the expiration or termination of this letter agreement.

Joseph T. Gorman
February 8, 2001

Attorney

You understand and acknowledge that you have the right to consult an attorney (at your personal expense) regarding the terms of this agreement prior to your signing this letter, that you have been given ample time to do so, and that whether or not you have done so is totally your choice.

Opportunity to Revoke

You acknowledge that you were given this letter on February 8, 2001 that you reviewed it, and, that if you so choose, you have 21 days to consider it prior to executing it. If, after thoughtful consideration, you are in full agreement with and understand the terms and conditions contained in this letter (including the release of all claims contained in the section of the letter entitled “Release”), if you agree that you will be bound by it, and if you agree that it represents your free will and choice, please indicate such agreement by signing this letter, dating it, and returning it to me. Please keep a copy of the signed letter for your files.

The Company will hold the executed Agreement for seven (7) calendar days following your execution thereof during which time you may revoke it by notifying the undersigned in writing by the seventh (7th) day. In the absence of receipt of your written revocation within the 7-day period, this Agreement will become effective on the eighth (8th) day after your execution of this Agreement (referred to herein as the “Effective Date”).

Implementation

Unless I direct otherwise, you should address any questions about the implementation of this Agreement to me.

Joseph T. Gorman
February 8, 2001

Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of you and your legal representatives, heirs, and beneficiaries and the Company and its successors and assigns.

Sincerely,

TRW Inc.

By:	/s/ Howard V. Knicely Howard V. Knicely Executive Vice President

Accepted and agreed to this 19th day of February, 2001

/s/ Joseph T. Gorman Joseph T. Gorman Chairman of the Board

Approved and agreed to this 21st day of February, 2001

By:	/s/ John D. Ong John D. Ong Chairman, Compensation Committee

Reaffirmed this 31st day of July 2001

_________________________ Joseph T. Gorman